EXHIBIT 3
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
AT THE COMPANY                                     AT THE FINANCIAL RELATIONS BOARD
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JILL M. VALES            SPENCER FRAZIER           DOUG DELIETO     CHRISTINAHOWARD
CHIEF FINANCIAL OFFICER  CHIEF MARKETING OFFICER
(FINANCIAL INFO.)        (TRAVEL MEDIA INFO.)      (GENERAL INFO.)  (ANALYST INFO.)

                 (561) 266-0860                             (212) 661-8030
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                   THE TRAVEL COMPANY ACQUIRES WWW.CRUISES.COM

                          AND INCENTIVE TRAVEL COMPANY

DELRAY BEACH, FL -- FEBRUARY 2, 1999 -- Travel Services International, Inc., dba The Travel Company (Nasdaq: TRVL), a leading specialized distributor of leisure travel services, today announced that it has completed the acquisition of all of the outstanding capital stock of LIFESTYLE VACATION INCENTIVES, INC. ("LVI") and All Seasons Smart Traveler, Inc., an affiliated company, of Delray Beach, Florida. The aggregate purchase price of $15.5 million, including a contingent payment based upon the 1999 earnings of the acquired companies, will be paid in cash and shares of common stock of the Company. The acquisition will be accounted for under the purchase method of accounting and is expected to be accretive to earnings in 1999.

LVI was founded in 1989 and operates in the travel incentive and promotion industry. Its proprietary travel programs provide structured discounts to consumers for various forms of leisure travel, including airline tickets, cruise vacations, rental cars, hotel rooms, and vacation packages. Hundreds of businesses, universities and organizations are clients of LVI, including Samsonite, AT&T, General Motors, Staples, First USA Bank and the University of Florida. Clients utilize LVI's incentive travel programs to promote the sale of goods, services, memberships, loans, credit cards, and dozens of other applications. LVI's Website, WWW.LIFESTYLEVACATIONS.COM, describes a sampling of some of these applications. LVI also provides fulfillment for third-party travel clubs such as the Samsonite Travel Club. Gross sales in 1998 were approximately $16 million.

In addition to marketing through businesses and other organizations, LVI also markets cruises directly to consumers over the Internet through its Website, WWW.CRUISES.COM. The site is very productive at generating cruise leads, despite the fact that LVI has never advertised it externally. The marketing of cruises to consumers over the Internet is a rapidly growing activity for The Travel Company, which maintains several Websites including its flagship site, WWW.TRAVELCO.COM.

Joseph Vittoria, Chairman and Chief Executive Officer of The Travel Company, commented: "As we have stated before, the current acquisition strategy of The Travel Company is to acquire businesses that operate within new or unique distribution niches in the leisure travel industry, yet are complementary to our existing business units. Lifestyle Vacation Incentives is an excellent

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example of this strategy: the company markets to consumers through the promotional activities of businesses and organizations, which is a somewhat different distribution niche for us. Many of LVI's products can also be cross-marketed through our other business units, and LVI will also be able to draw upon our technology and other resources to develop new programs for their existing customers. LVI is also experienced in developing and operating consumer travel clubs. In addition, their productive cruise Website, WWW.CRUISES.COM, should further enhance our position as the largest cruise distributor in the world."

The Travel Company is a leading specialized distributor of cruise vacations, domestic and international airline tickets, and European auto rentals, and is a leading provider of electronic hotel reservation services. The Company provides travel agents and travelers a unique combination of specialized expertise, the ability to compare options from multiple travel providers and competitive prices.

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STATEMENTS CONTAINED IN THIS PRESS RELEASE REGARDING FUTURE FINANCIAL AND
OPERATING PERFORMANCE AND RESULTS, SALES, REVENUE, MARKETING PLANS AND INITIATIVES, ACQUISITIONS, OPERATIONAL INITIATIVES, TECHNOLOGY, THE ECONOMY AND OTHER STATEMENTS THAT ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS, AND ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM ANY RESULTS ANTICIPATED IN ANY FORWARD LOOKING STATEMENT. THE FORWARD LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES TO THE COMPANY, INCLUDING BUT NOT LIMITED TO THE RISKS ASSOCIATED WITH: SUCCESSFUL DEPLOYMENT AND INTEGRATION OF SYSTEMS, FACTORS AFFECTING INTERNAL GROWTH AND MANAGEMENT OF GROWTH, THE COMPANY'S ACQUISITION STRATEGY AND AVAILABILITY OF ADEQUATE FINANCING, THE COMPANY'S ABILITY TO IMPLEMENT ITS STRATEGIC TECHNOLOGY, MARKETING AND OPERATIONAL INITIATIVES, THE TRAVEL INDUSTRY, THE COST AND AVAILABILITY OF ADVERTISING, SEASONALITY, QUARTERLY FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS, DEPENDENCE ON TECHNOLOGY AND TRAVEL PROVIDERS, AND OTHER FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FORM 10-K AND IN THE COMPANY'S PROSPECTUS DATED JULY 15, 1998 (INCLUDED IN A FORM S-1 REGISTRATION STATEMENT) ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

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